Exhibit 5.1

[BB&T Corporation Letterhead]

October 31, 2012

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	BB&T Corporation Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series F Non-Cumulative Perpetual Preferred Stock

Ladies and Gentlemen:

I am Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”). My opinion has been requested with respect to certain matters in connection with the issuance and sale of an aggregate of 18,000,000 Depositary Shares (the “Depositary Shares”), each representing ownership of 1/1,000th of a share of the Company’s Series F Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”), pursuant the Company’s registration statement on Form S-3 (Registration No. 333-175538) (the “Registration Statement”), a final prospectus supplement (including base prospectus) dated October 24, 2012 (the “Prospectus”), the Underwriting Agreement, dated as of October 24, 2012, between the Company, on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriting Agreement”), on the other hand, and the Deposit Agreement, dated as of October 31, 2012, between the Company and Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary (the “Deposit Agreement”).

I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of (i) the Articles of Incorporation (including, without limitation, the Articles of Amendment relating to the Preferred Stock, filed with the North Carolina Secretary of State on October 29, 2012) and Bylaws of the Company; (ii) the resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, adopted on June 21, 2011 and October 23, 2012; (iii) the Registration Statement and the Prospectus; (iv) the Underwriting Agreement; (v) the Deposit Agreement; and (vi) such other certificates, instruments and documents as I have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, I have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

BB&T Corporation

October 31, 2012

In connection with such review, I have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing) and the laws of the United States of America that are, in my experience, normally applicable to the transactions of the type provided for in the Registration Statement, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications set forth below, I am of the opinion that (i) the shares of Preferred Stock represented by the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on October 31, 2012, and thereby incorporated by reference into the Registration Statement, and to the use of my name in the Prospectus under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

BB&T Corporation

October 31, 2012

Very truly yours,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr.
Executive Vice President, General Counsel,
Secretary and Chief Corporate Governance Officer